Exhibit 99.1

CONTACT:	Thomas M. Kitchen	FOR IMMEDIATE RELEASE
Stewart Enterprises, Inc.
1333 S. Clearview Parkway
Jefferson, LA 70121
504-729-1400
STEWART ENTERPRISES TO OFFER $250 MILLION SENIOR CONVERTIBLE NOTES AND
REPURCHASE APPROXIMATELY $64.2 MILLION IN CLASS A COMMON STOCK
New Orleans, LA, June 20, 2007. . . Stewart Enterprises, Inc. (Nasdaq GS: STEI) today announced its intention to commence an offering, subject to market and other conditions, of $125 million principal amount of convertible senior notes due 2014 and $125 million principal amount of convertible senior notes due 2016, in each case to be offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The notes will be convertible under specified circumstances. Upon conversion, holders will receive cash up to the principal amount, and any excess conversion value will be delivered, at the Company’s election, in cash, Class A common stock, or a combination of cash and Class A common stock. For each series of notes, the interest rate, conversion rate, conversion price and other terms are to be determined by negotiations among Stewart and the initial purchasers of the notes. The notes will be guaranteed by substantially all of the subsidiaries that guarantee the Company’s 6.25% senior notes due 2013.
Stewart also intends to purchase call options from an affiliate of one of the initial purchasers of the notes. The call options will offset Stewart’s exposure to dilution from conversion of the notes because any shares Stewart would be obligated to deliver to noteholders upon conversion would be delivered to Stewart by the counterparty to the call options. Stewart will also sell, to the counterparty to the call options, warrants expiring in 2014 and 2016 to purchase the same number of shares of Class A common stock underlying the notes, and anticipates that the warrants will have strike prices that are higher than the conversion prices of the notes.
Stewart intends to use approximately $164 million of the net proceeds of the offering to prepay the remaining balance of its Term Loan B, including accrued interest. The Company intends to use the remainder of the net proceeds to pay the net cost of the call options and warrants, and to repurchase, concurrently with this offering, approximately $64.2 million in shares of its Class A common stock in negotiated transactions.
In connection with the call options and warrants, the affiliate of the initial purchaser that will be a party to those transactions has advised the Company that it expects to enter into various derivative transactions with respect to the

Company’s Class A common stock and/or purchase the Company’s Class A common stock in secondary market transactions concurrently with or shortly after the pricing of the notes, and may enter into or unwind various derivative transactions with respect to the Company’s Class A common stock and/or purchase or sell the Company’s Class A common stock in secondary market transactions following pricing of the notes.
This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful. Any offers of the securities will be made only by means of a private offering memorandum.
The 2014 and 2016 notes and shares of Class A common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.
Founded in 1910, Stewart Enterprises is the second largest provider of products and services in the death care industry in the United States. The Company currently owns and operates 226 funeral homes and 142 cemeteries in the United States and Puerto Rico. Through its subsidiaries, the Company provides a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.
The matters discussed in this release include forward-looking statements. These statements are based on current expectations or beliefs and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including without limitation, whether or not the Company will offer the 2014 and 2016 notes or consummate the offering, whether or not the Company will enter into the call option or the warrant transactions, the anticipated terms of the notes, the call options and the warrants, and the anticipated use of the proceeds of the offering, including the amount of Class A common stock the Company will repurchase, all of which depend, among other things, on market conditions and the satisfaction of closing conditions. For a detailed discussion of other cautionary statements relating to the Company, please refer to the Company’s most recent filings with the Securities and Exchange Commission. The Company is providing this information as of the date of this news release and assumes no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date of this press release.
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